Exhibit 99.1

Q Comm International Announces Preliminary Third Quarter 2006 Results

Orem, UT - November 1, 2006 - Q Comm International, Inc. (Amex: QMM), a provider of prepaid transaction processing and electronic point-of-sale (POS) distribution solutions, today announced preliminary financial results for the third quarter of 2006 and said that it plans to release final third quarter 2006 financial results on Monday, November 13, 2006 after the market closes.

Michael Keough, Chief Executive Officer of Q Comm International, stated “Since we last communicated with shareholders, we have dedicated all of our efforts toward building the company organically as well as through strategic partnerships to drive the company toward breakeven. We preliminarily expect third quarter sales to be $12.4 million with a net loss of approximately $1.4 million, or $0.20 per diluted share, on par with our second quarter 2006 performance.”

The company will hold a conference call on November 13, 2006 at 5:00 p.m. ET to discuss results. Listeners may access the call by dialing 1-800-819-9193 or 1-913-981-4911 for international callers.  A webcast will also be available through the Q Comm company website at www.qcomm.com.  A replay of the call is available after 8:00 p.m. ET through November 20, 2006. Listeners may access the replay by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The pass code is 2712475.

ABOUT Q COMM INTERNATIONAL:
Q Comm International is a prepaid transaction processor that electronically distributes prepaid products from service providers to the point of sale.  Q Comm offers proprietary prepaid transaction processing platforms, support of various point-of-sale (POS) terminals, product management, merchandising, customer support and engineering. Q Comm systems replace traditional hard cards (also known as scratch cards or vouchers) that are costly to distribute, and provide more comprehensive reporting and inventory management among other benefits. Q Comm’s solutions are currently used by wireless carriers, telecom distributors, and various retailers to sell a wide range of prepaid products and services including prepaid wireless, prepaid phone cards, prepaid dial tone and prepaid debit cards, such as prepaid MasterCard and Visa.  Visit http://www.qcomm.com for more information.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005, may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact Information:
Investor Relations
Q Comm International, Inc.
+1 (801) 226-4222 x609